Exhibit 3.1

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Organization

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

ARTICLE I

The exact name of the corporation is:

Randolph Bancorp, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:

The purpose of the Corporation is to engage in the following business activities: to buy, sell, deal in, or hold securities of every kind and description; to operate as a holding company and to carry on any business permitted to holding companies under applicable laws and regulations; and in general to carry on any business permitted to corporations organized under Chapter 156D of the Massachusetts General Laws as now in force or hereafter amended.

ARTICLE III

State the total number of shares and par value, if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

The total number of shares and par value of each class of stock that the Corporation is authorized to issue is as follows:

Common:	15,000,000 shares, $.01 par value

Preferred:	1,000,000 shares, no par value

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

See Appendix A.

ARTICLE V

The restrictions, if any, imposed by the articles of organization upon the transfer of shares of any class or series of stock are:

See Appendix B.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

See Appendix C.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

Effective upon filing.

ARTICLE VIII

The information contained in this article is not a permanent part of the articles of organization.

a. The street address of the initial registered office of the Corporation in Massachusetts is:

155 Federal Street, Suite 700, Boston, MA 02110

b. The name of its initial registered agent at its registered office is:

C T Corporation System

c. The name, residential address and post office address of each Director and Officer of the Corporation is as follows:

Title	Name	Residential Address and Post Office Address

President and Chief Executive Officer:	James P. McDonough	81 Hannah Niles Way Braintree, MA 02184
Executive Vice President, Chief Financial Officer, Treasurer and Secretary:	Michael K. Devlin	23 Puritan Lane Swampscott, MA 01945
Director:	Richard C. Pierce, Esq.	16 Chief Lane Canton, MA 02021
Director:	Roy A. Conrad	4 Intervale Terrace Randolph, MA 02368

Title	Name	Residential Address and Post Office Address

Director:	Paul R. Donovan	12 Warner Road Abington, MA 02351
Director:	Daniel M. Joyce	1A Joy Street, Unit 2 Boston, MA 02108
Director:	James P. McDonough	81 Hannah Niles Way Braintree, MA 02184
Director:	John J. O’Connor, III	800 Careswell Street Marshfield, MA 02050
Director:	Richard A. Phillips, Sr.	94 Cabral Circle Stoughton, MA 02072
Director:	Kenneth K. Quigley, Jr. Esq.	956 Brush Hill Road Milton, MA 02186
Director:	Louis J. Trubiano	20 Weathervane Road Canton, MA 02021
Director:	James G. Welch	3 Cranberry Lane Hingham, MA 02043
Director:	Janis E. Wentzell	8 Sweet Meadow Drive South Easton, MA 02375

d. The fiscal year (i.e., tax year) of the Corporation shall end on the last day of the month of December.

e. A brief description of the type of business in which the corporation intends to engage:

The purpose of the Corporation is to engage in the following business activities: to buy, sell, deal in, or hold securities of every kind and description; to operate as a holding company and to carry on any business permitted to holding companies under applicable laws and regulations; and in general to carry on any business permitted to corporations organized under Chapter 156D of the Massachusetts General Laws as now in force or hereafter amended.

f. The street address of the principal office of the corporation is:

10 Cabot Place, Stoughton, MA 02072

g. The street address where the records of the corporation required to be kept in Massachusetts are located is:

10 Cabot Place, Stoughton, MA 02072

[Remainder of page intentionally blank]

IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY, I, whose signature appears below as incorporator and whose name and residential address is clearly printed beneath my signature, do hereby associate with the intention of forming this Corporation under the provisions of General Laws, Chapter 156D and do hereby sign these Articles of Organization as incorporator this 3rd day of March, 2016.

/s/ William P. Mayer
William P. Mayer

35 Church Street
Newton, MA 02458

APPENDIX A

TO THE

ARTICLES OF ORGANIZATION OF

RANDOLPH BANCORP, INC.

CAPITAL STOCK

Section 4.1. Common Stock. Except as provided by law or in this ARTICLE IV (or in any Articles of Amendment), holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote on all matters for each share held by such holder. Shareholders shall not be permitted to cumulate their votes for election of directors.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the Board of Directors.

In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid to or set aside for the holders of any class having preferences over the common stock in the event of liquidation, dissolution or winding up of the full preferential amounts of which they are respectively entitled, the holders of the common stock, and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets, shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind, in proportion to their holdings.

Each share of common stock shall have the same relative rights as, and be identical in all respects with, all the other shares of common stock.

Section 4.2. Preferred Stock. Subject to any limitations prescribed by law, the Board of Directors of the Corporation is authorized, by vote or votes from time to time adopted, to provide for the issuance of one or more classes of preferred stock, which shall be separately identified. The Board of Directors shall have the authority to divide any authorized class of preferred stock of the Corporation into one or more series, to establish or change from time to time the number of shares to be included in each such series, and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of any series so established and the qualifications, limitations and restrictions thereof. Each series shall be separately designated so as to distinguish the shares thereof from the shares of all other series and classes. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of one or more of the following:

(a) the distinctive serial designation and the number of shares constituting such series;

(b) the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c) the voting powers, full or limited, if any, of shares of such series;

(d) whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, such shares may be redeemed;

(e) the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f) whether the shares of such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such fund;

(g) whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if so convertible or exchangeable, the conversion price or prices or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h) the price or other consideration for which the shares of such series shall be issued;

(i) whether the shares of such series that are redeemed or converted shall have the status of authorized but unissued shares of preferred stock and whether such shares may be reissued as shares of the same or any other series of stock; and

(j) such other powers, preferences, rights, qualifications, limitations and restrictions thereof as are permitted by law and as the Board of Directors of the Corporation may deem advisable.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all the other shares of the same series. Subject to the authority of the Board of Directors as set forth in subsection (i) above, any shares of preferred stock shall, upon reacquisition thereof by the Corporation, be restored to the status of authorized but unissued preferred stock under this Section 4.2.

Except as specifically provided in these Articles, the holders of preferred stock or common stock shall not be entitled to any vote and shall not have any voting rights concerning the designation or issuance of any shares of preferred stock authorized by and complying with the conditions of these Articles, and subject to the authority of the Board of Directors or any authorized committee thereof as set forth above, the right to any such vote is expressly waived by all present and future holders of the capital stock of the Corporation.

APPENDIX B

TO THE

ARTICLES OF ORGANIZATION OF

RANDOLPH BANCORP, INC.

ARTICLE V

LIMITATION ON BENEFICIAL OWNERSHIP OF STOCK

Section 5.1. Applicability of Article. The provisions of this ARTICLE V shall become effective upon (i) the consummation of the Conversion and (ii) the concurrent acquisition by the Corporation of all of the outstanding capital stock of the Randolph Savings Bank (the “Effective Date”). All terms used in this ARTICLE V and not otherwise defined herein shall have the meanings ascribed to such terms in Section 6.1 through Section 6.10 below.

Section 5.2. Prohibitions Relating to Beneficial Ownership of Voting Stock. No Person (as defined in Section 5.7) other than the Corporation, any Subsidiary (as defined in Section 5.7) or any pension, profit-sharing, stock bonus or other compensation plan maintained by the Corporation or any Subsidiary is a member for the benefit of the employees of the Corporation or any Subsidiary, or any trust or custodial arrangement established in connection with any such plan) shall directly or indirectly acquire or hold the beneficial ownership of more than 10% of the issued and outstanding shares of Voting Stock (as defined in Section 5.7) of the Corporation. Any Person so prohibited who directly or indirectly acquires or holds the beneficial ownership of more than 10% of the issued and outstanding shares of Voting Stock in violation of this Section 5.2 shall be subject to the provisions of Section 5.3 and Section 5.4. The Corporation is authorized to refuse to recognize a transfer or attempted transfer of any shares of Voting Stock to any Person who beneficially owns, or who the Corporation believes would become by virtue of such transfer the beneficial owner of, more than 10% of shares of the Voting Stock.

Section 5.3. Excess Shares. If, notwithstanding the foregoing prohibition, a Person subject to the foregoing prohibition shall voluntarily or involuntarily become or attempt to become the purported beneficial owner (the “Purported Owner”) of shares of Voting Stock in excess of 10% of the issued and outstanding shares of Voting Stock, (i) during the period of three years following the date of the completion of the Conversion (the “Initial Period”), the number of shares in excess of 10% shall be deemed to be “Excess Shares,” and shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and shall not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote; or (ii) following the Initial Period, the holder of any Excess Shares shall be entitled to cast only one one-hundredth (1/100) of one vote per share for each Excess Share.

The restrictions set forth in this ARTICLE V shall be noted conspicuously on all certificates evidencing ownership of shares of Voting Stock.

Section 5.4. Powers of the Board of Directors.

(a) The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by Bylaw or otherwise, regulations and procedures not inconsistent with the express provisions of this ARTICLE V for the application, administration and implementation of the provisions of this ARTICLE V.

(b) When it appears that a particular Person has become a Purported Owner of Excess Shares in violation of Section 5.2 or Section 5.3, or of the regulations or procedures of the Board of Directors with respect to this ARTICLE V, and that the provisions of this ARTICLE V require application, interpretation or construction, then a majority of the Directors of the Corporation shall have the power and duty to interpret all of the terms and provisions of this ARTICLE V and to determine on the basis of information known to them after reasonable inquiry all facts necessary to ascertain compliance with this ARTICLE V, including, without limitation, (i) the number of shares of Voting Stock beneficially owned by any Person or Purported Owner, (ii) whether a Person or Purported Owner is an Affiliate (as defined in Section 5.7) or Associate (as defined in Section 5.7) of, or is acting in concert with, any other Person or Purported Owner, (iii) whether a Person or Purported Owner has an agreement, arrangement or understanding with any other Person or Purported Owner as to the voting or disposition of any shares of the Voting Stock, (iv) the application of any other definition or operative provision of this ARTICLE V to the given facts or (v) any other matter relating to the applicability or effect of this ARTICLE V.

The Board of Directors shall have the right to demand that any Person who is reasonably believed to be a Purported Owner of Excess Shares (or who holds of record shares of Voting Stock beneficially owned by any Person reasonably believed to be a Purported Owner in excess of such limit) supply the Corporation with information as to (x) the record owner(s) of all shares of Voting Stock beneficially owned by such Person or Purported Owner and (y) any other factual matter relating to the applicability or effect of this ARTICLE V as may reasonably be requested of such Person or Purported Owner.

Any applications, interpretations, constructions or any other determinations made by the Board of Directors pursuant to this ARTICLE V, in good faith and on the basis of such information and assistance as was then reasonably available for such purpose, shall be conclusive and binding upon the Corporation and its shareholders, and no shareholder shall have the right to challenge any such application, interpretation, construction or determination.

Section 5.5. Severability. In the event any provision (or portion thereof) of this ARTICLE V shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this ARTICLE V shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its shareholders that each such remaining provision (or portion thereof) of this ARTICLE V remain, to the fullest extent permitted by law, applicable and enforceable as to all shareholders, including Purported Owners, if any, notwithstanding any such finding.

Section 5.6. Exclusions. This ARTICLE V shall not apply to (a) any offer or sale with a view towards public resale made exclusively by the Corporation to any underwriter or underwriters acting on behalf of the Corporation, or to the selling group acting on such underwriter’s or underwriters’ behalf, in connection with a public offering of the Common Stock; or (b) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction or reorganization that does not have the effect, directly or indirectly, of changing the beneficial ownership interests of the Corporation’s shareholders, other than pursuant to the exercise of any dissenters’ appraisal rights, except as a result of immaterial changes due to fractional share adjustments, which changes do not exceed, in the aggregate, 1% of the issued and outstanding shares of such class of equity or convertible securities.

Section 5.7. Definitions. For the purposes of these Articles of Organization:

(a) A “Person” shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of these Articles.

(c) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation.

(d) “Voting Stock” means the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the “Voting Stock”).

APPENDIX C

TO THE

ARTICLES OF ORGANIZATION OF

RANDOLPH BANCORP, INC.

ARTICLE VI

ADDITIONAL PROVISIONS

Section 6.1. Corporate Governance.

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and shareholders:

(a) Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) Shareholder Meetings. Any action to be taken by the shareholders of the Corporation may be effected at a duly called annual or special meeting of shareholders of the Corporation or by the unanimous consent in writing of all shareholders entitled to vote on the action.

(c) Special Shareholder Meetings.

(i) Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of the shareholders entitled to vote may be called by the Board of Directors, the Chairman of the Board or the President.

(ii) If the Corporation shall not have a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), special meetings of the shareholders entitled to vote shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of the holders of at least ten percent (10%) of all the votes entitled to be cast on any issue to be considered at the proposed meeting.

(iii) If the Corporation shall have a class of voting stock registered under the Exchange Act, special meetings of the shareholders entitled to vote shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, upon written application of one or more shareholders who hold at least (i) sixty-six and two-thirds percent (66 2⁄3%) in interest of the capital stock of the Corporation entitled to vote at such meeting, or (ii) such lesser percentage, if any, (but not less than forty percent (40%)) as shall be determined to be the maximum percentage which the Corporation is permitted by applicable law to establish for the call of such meeting.

(iv) Application to a court pursuant to Section 7.03 of Chapter 156D of the Massachusetts General Laws, or successor provisions, requesting the call of a special meeting of shareholders, may be ordered if (i) on application of any shareholder of the Corporation entitled to participate in an annual meeting if an annual meeting was not held within the earlier of six (6) months after the end of the Corporation’s fiscal year or 15 months after its last annual meeting; or (ii) on application of a shareholder who signed a demand for a special meeting valid under Section 7.02 of Chapter 156D of the Massachusetts General Laws, if notice of the special meeting was not given within 30 days after the date the demand was delivered to the Secretary or within such further time as the court may order under the circumstances or the special meeting was not held in accordance with the notice.

(v) At a special meeting of shareholders, only such business shall be conducted, and only such proposals shall be acted upon, as shall have been stated in the written notice of the special meeting, unless otherwise provided by law.

Section 6.2 Directors.

(a) Composition. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of shareholders, the term of office of the second class to expire at the annual meeting of shareholders one year thereafter and the term of office of the third class to expire at the annual meeting of shareholders two years thereafter. At each annual meeting of shareholders following such initial classification and election, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election. No Director shall serve after attaining age seventy-five (75). No person shall serve as Director after completing seven (7) terms in office, provided that, notwithstanding this limitation, any Director serving as a director of Randolph Savings Bank on January 1, 2014 may be nominated for and elected to serve an additional three (3) terms as a Director of the Corporation so long as such Director is otherwise qualified to serve as a director of Randolph Savings Bank. For the purpose of this section, for every three (3) years any person served as a director of Randolph Savings Bank prior to the incorporation of the Corporation, such person is deemed to have served one (1) term as a Director of the Corporation.

(b) Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of preferred stock the outstanding and except as otherwise required by applicable law, any and all vacancies in the Board of Directors, however occurring including, without limitation, by reason of an increase in size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum. A vacancy that will occur at a specific later date may be filled before the vacancy occurs but the new Director may not take office until the vacancy occurs. Directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been chosen expires. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

(c) Shareholder Nominations. Advance notice of shareholder nominations for the election of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

(d) Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director may be removed from office at any time, but only for cause and only by the affirmative vote of either (i) a majority of the directors then in office or (ii) the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

Section 6.3 Amendment to Bylaws.

The Bylaws of the Corporation may be amended or repealed in whole or in part by the affirmative vote of the holders of at least two-thirds of the outstanding shares of each class of the capital stock at the time outstanding and entitled to vote at any annual meeting of shareholders or special meeting of shareholders; provided, however, that if the Board of Directors recommends, by the affirmative vote of at least two-thirds of the Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the outstanding shares of each class of capital stock at the time outstanding and entitled to vote at such meeting; provided, further, that notice of the substance of the proposed amendment is stated in the notice of such meeting. The Directors may make, amend or repeal the Bylaws, in whole or in part, except with respect to any provision thereof which by law, these Articles of Organization or the Bylaws requires action by the shareholders. Not later than the time of giving notice of the meeting of shareholders next following the making, amending or repealing by the Directors of any Bylaw, notice thereof stating the substance of such change shall be given to all shareholders entitled to vote on amending the Bylaws. Any Bylaw adopted or amended by the Directors may be amended or reinstated by the shareholders entitled to vote on amending the Bylaws following the procedures outlined above.

Section 6.4 Pre-Emptive Rights.

Holders of the capital stock of the Corporation shall not be entitled to preemptive rights with respect to any shares of the capital stock of the Corporation which may be issued.

Section 6.5 Indemnification of Directors and Others.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a “Proceeding”), by reason of the fact that he or she is or was (a) a Director of the Corporation, or (b) serving, at the request of the Corporation as evidenced by a resolution of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a) and (b) are sometimes hereinafter referred to as an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as such a Director or officer of the Corporation or as such other director, officer, employee or agent or in any other capacity while serving as such a Director or officer of the Corporation or as such other director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Massachusetts Business Corporation Act (the “MBCA”), as the same exists or may hereafter be amended (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, but not limited to, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be such a director, officer, employee or agent and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.5(c) with respect to Proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized or ratified by the Board of Directors of the Corporation. The right to indemnification conferred in this Section 6.5 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition (hereinafter an “Advancement of Expenses”); provided, however, that, if the MBCA so requires, an Advancement of Expenses incurred by an Indemnitee shall be made only upon delivery to the Corporation of an undertaking made in accordance with the MBCA (hereinafter an “Undertaking”), by or on behalf of such Indemnitee, which shall include, without limitation, an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 6.5 or otherwise. Notwithstanding anything herein to the contrary, any indemnification hereunder shall be provided only to the extent permitted by 12 U.S.C. Section 1828(k) and the regulations issued thereunder.

(b) Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to an Advancement of Expenses, to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Section 6.5.

(c) Right of Indemnitee to Bring Suit. If a claim under this Section 6.5 is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time hereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. In addition, in any suit by the Corporation to recover an Advancement of Expenses pursuant to the terms of an

Undertaking, the Corporation shall be entitled to recover such expenses upon a Final Adjudication that the Indemnitee has not met the applicable standard of conduct set forth in the MBCA. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or Shareholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the MBCA, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or Shareholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or by the Corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Section 6.5 or otherwise shall be on the Corporation.

(d) Non-Exclusivity of Rights. The rights to indemnification and to Advancement of Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any person may have or hereafter acquire under these Bylaws, the Articles of Organization or any statute, agreement, vote of Shareholders or of disinterested Directors or otherwise.

(e) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the MBCA. The Corporation’s obligation to provide indemnification under this Section 6.5 shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by the Corporation or any other person.

(f) Amendments. Without the consent of a person entitled to the indemnification and other rights provided in this Section 6.5 (unless otherwise required by the MBCA), no amendment modifying or terminating such rights shall adversely affect such person’s rights under this Section 6.5 with respect to the period prior to such amendment.

(g) Savings Clause. If this Section 6.5 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any liabilities and expenses with respect to any proceeding to the fullest extent permitted by any applicable portion of this Section 6.5 that shall not have been invalidated and to the fullest extent permitted by applicable law.

Section 6.6 Limitation of Liability of Directors.

(a) Limitation of Liability. No Director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director notwithstanding any provision of law imposing such liability; provided, however, that this Section 6.6 shall not eliminate or limit any liability of a Director (a) for any breach of the Director’s duty of loyalty to the Corporation or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions under Section 6.40 of Chapter 156D of the Massachusetts General Laws or (d) with respect to any transaction from which the Director derived an improper personal benefit.

(b) Amendment. No amendment or repeal of this Section 6.6 shall adversely affect the rights and protection afforded to a Director of this Corporation under this Section 6.6 for acts or omissions occurring prior to such amendment or repeal. If the Massachusetts General Laws is hereafter amended to further eliminate or limit the personal liability of Directors or to authorize corporate action to further eliminate or limit such liability, then the liability of the Directors of this Corporation shall be eliminated or limited to the fullest extent permitted by the Massachusetts General Laws as so amended.

Section 6.7 Transactions with Interested Persons.

(a) Transactions with Interested Persons not Void or Voidable. Unless entered into in bad faith, no contract or transaction by the Corporation shall be void, voidable or in any way affected by reason of the fact that it is with an Interested Person. For the purposes of this Section 6.7, “Interested Person” means any person or organization in any way interested in the Corporation whether as a director, officer, shareholder, employee or otherwise, and any other entity in which any such person or organization of the Corporation is in any way interested.

(b) Interested Persons not Liable. Unless such contract or transaction was entered into in bad faith, no Interested Person, because of such interest, shall be liable to the Corporation or to any other person or organization for any loss or expense incurred by reason of such contract or transaction or shall be accountable for any gain or profit realized from such contract or transaction.

(c) Interested Person Necessary for Quorum or Vote. The provisions of this Section 6.7 shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of Directors or shareholders of the Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

Section 6.8 Acting As a Partner.

The Corporation may be a partner in any business enterprise which it would have power to conduct by itself.

Section 6.9 Shareholders’ Meetings.

Meetings of shareholders may be held at such place in the Commonwealth of Massachusetts or, if permitted by applicable law, elsewhere in the United States as the Board of Directors may determine.

Section 6.10 Amendment to Articles of Organization.

These Articles may be amended at a duly constituted meeting of shareholders called expressly for such purpose, by the affirmative vote of at least two-thirds of the total votes eligible to be cast by shareholders on such amendment, voting together as a single class; provided, however, that if the Board of Directors recommends, by the affirmative vote of at least two-thirds of the Directors then in office at a duly constituted meeting of the Board of Directors, that shareholders approve such amendment at such meeting of shareholders, such amendment shall only require the affirmative vote of a majority of the total votes eligible to be cast by shareholders on such amendment, voting together as a single class.

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin

Secretary of the Commonwealth

One Ashburton Place, Boston, Massachusetts 02108-1512

Articles of Organization

(General Laws Chapter 156D, Section 2.02; 950 CMR 113.16)

I hereby certify that upon examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $ having been paid, said articles are deemed to have been filed with me this day of , 20 , at a.m./p.m.
time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN Secretary of the Commonwealth

Examiner
Filing fee: $275 for up to 275,000 shares plus $100 for each additional 100,000 shares or any fraction thereof.

Name approval
TO BE FILLED IN BY CORPORATION
C	Contact Information:

M	William P. Mayer, Esq.
Goodwin Procter LLP 53 State Street Boston, MA 02109-2881 (617) 570-8794 wmayer@goodwinprocter.com

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.